AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY

FAMILY DOLLAR STORES - 8 PACK

THIS AGREEMENT (“Agreement”) is made and entered into as of the Effective Date by and between AMERICAN REALTY CAPITAL II, LLC (“Buyer”), and Triple C Development, Inc. (“Seller”).

BACKGROUND

A.           Seller is the owner of each of the entities listed on Exhibit A1 attached hereto (such entities listed on Exhibit A1 being referred to herein individually as an “Affiliate” or “Seller’s Affiliate”, and two or more being referred to herein collectively as the “Affiliates”).

B.           Buyer desires to purchase the Property and Seller desires to sell the Property as defined herein to Buyer on the terms and conditions set forth in this Agreement.

In consideration of the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.         Terms and Definitions. The terms listed below shall have the respective meaning given them as set forth adjacent to each term.

(a)          “Broker” shall mean Dan Rossini/Gateway Commercial, acting as Seller’s consultant.

(b)          “Closing” shall mean the consummation of the transaction contemplated herein, which shall occur, subject to any applicable extension periods set forth in this Agreement, on December 30, 2011 but in no event earlier than two (2) days after the last day of the Due Diligence Period (as defined herein). The date of Closing is sometimes hereinafter referred to as the “Closing Date.” Neither party will need to be present at Closing, it being anticipated that the parties will deliver all Closing documents and deliverables in escrow to the Escrow Agent (or if both Buyer and Seller agree, to Buyer’s and/or Seller’s counsel) prior to the date of Closing.

Notwithstanding the foregoing, if as of the Effective Date Tenant has not accepted possession of the Property and commenced payment of rent pursuant to the Lease, then Closing will occur on the fifteenth (15th) days of the later of: (i) expiration of the Due Diligence Period or (ii)the occurrence of all of the following (collectively, the “Completion of Construction”): (i) completion of construction of improvements on the Property and delivery to Buyer of the punch-list of work to be completed by landlord under the Lease as approved by Tenant (the “Punch-List”), (ii) Tenant accepting possession of the Property pursuant to the Lease, Tenant commencing actual payment of rent pursuant to the Lease (and not just the obligation to pay rent where rent is withheld by Tenant in escrow as security for completion of punch list items), and Tenant opening for normal business operations, (iii) the date on which Seller delivers to Buyer commercially reasonable documentation acceptable to Buyer evidencing the completion of construction of improvements on the Property in accordance with approved plans and specifications and (iv) the issuance and delivery to Buyer (or, as required by the Lease, to Tenant) of all permits, approvals and a permanent certificate of occupancy required for the lawful occupancy of the Property and use thereof for the purposes contemplated by Tenant.

(c)          “Due Diligence Period” with respect to all Properties other than the Property located in New Town, ND, shall mean the period beginning upon the Effective Date and extending until 11:59 PM EST on the date that is twenty-eight (28) days thereafter. Seller shall deliver to Buyer all of the Due Diligence Materials within five (5) business days after the Effective Date, and for each day that passes thereafter until all of the Due Diligence Materials are delivered to Buyer, the Due Diligence Period and the Closing Date shall be extended by one (1) business day.

“Due Diligence Period” with respect to the Property located in New Town, ND, shall mean the period beginning upon the date that Seller delivers to Buyer a certificate of substantial completion from Seller’s architect for the Property (“Substantially Complete”) in accordance with the Lease and extending until 11:59 PM EST on the date that is twenty-eight (28) days thereafter. Seller shall deliver to Buyer all of the Due Diligence Materials within five (5) business days after the Effective Date, and for each day that passes thereafter until all of the Due Diligence Materials are delivered to Buyer, the Due Diligence Period and the Closing Date shall be extended by one (1) business day. If Seller fails to deliver to Buyer any material item required to be delivered under Section 6(b) hereunder, the Due Diligence Period will be extended one (1) day for each day that said delivery is delayed up to a maximum of ten (10) days.

(d)          “Earnest Money” shall mean Three Hundred Forty-Two Thousand Dollars ($342,000.00). The Earnest Money shall be delivered to Escrow Agent within three (3) business days after the Effective Date. The Earnest Money shall be deposited by Buyer in escrow with Escrow Agent, to be applied as part payment of the Purchase Price at the time the sale is closed, or disbursed as agreed upon in accordance with the terms of this Agreement. Seller and Buyer each shall pay one-half of all reasonable escrow fees charged by Escrow Agent.

(e)           “Effective Date” This Agreement shall be signed by both Seller and Buyer. The date that is one (1) business day after the date of execution and delivery of this Agreement by both Seller and Buyer shall be the “Effective Date” of this Agreement.

(f)          “Escrow Agent” shall mean Chicago Title Insurance Company, whose address is Suite 1325, 1515 Market Street, Philadelphia, PA 19102-1930, Attention: Edwin G. Ditlow, Telephone: 215-875-4184; Telecopy: 215-732-1203; E-mail: ditlowE@ctt.com. The parties agree that the Escrow Agent shall be responsible for (x) organizing the issuance of the Commitment and Title Policy, (y) preparation of the closing statement, and (z) collections and disbursement of the funds.

(g)          “Guarantor” shall mean Family Dollar Stores, Inc.

(h)          “Guaranty” or “Guaranties” shall mean those certain guaranties of each of the Leases executed by Guarantor.

(i)          “Lease” or “Leases” shall mean those certain Leases described on Exhibit A2 attached hereto and made a part hereof and referred to in Section 6(b)(i) of this Agreement between Seller or Seller’s Affiliates, as landlord, and Family Dollar, Inc. as tenant (“Tenant”), as amended.

(j)           “Property” shall collectively mean (i) those certain parcels of real property, all of which are listed on Exhibit A1, together with all right, title and interest of the Seller, if any, in and to the land lying in the bed of any street or highway in front of or adjoining such real property, and all appurtenances and all the estate and rights of the Seller, if any, in and appurtenant to such parcels of real property, including, without limitation, all appurtenant easements and rights-of-way, and Buildings (as hereinafter defined) and all other improvements thereon, and all air and subsurface rights appurtenant to such parcels of real property, as the case may be (such parcels of real property, together with all such rights and appurtenances, being collectively referred to herein as the “Land”); (ii) all of the buildings and improvements (each individually called a “Building” and collectively called the “Buildings”) situated on the Land; (iii) all right, title and interest of the Seller, if any, in and to the lighting, electrical, mechanical, plumbing and heating, ventilation and air conditioning systems used in connection with the Land and the Buildings, and all carpeting, draperies, appliances and other fixtures and equipment attached or appurtenant to the Land together with all personal property (other than furniture, equipment not necessary to operate the Buildings or building systems and not permanently affixed to the Buildings or Land, trade fixtures and inventory) owned by the Seller and located on the Land or on and/or in the Buildings (collectively, the “Personal Property”); (iv) all right, title and interest of the Seller in and to all warranties and guaranties respecting the Buildings and Personal Property; (v) to the extent not otherwise described in subsection (i), all right, title and interest of the Seller in and to all leases respecting the Buildings and Personal Property, including, without limitation, all prepaid rent or security or other deposits thereunder; (vi) all right, title and interest of Seller in and to all licenses, permits, authorizations and approvals issued by any governmental agency or authority which pertain to the Land and the Buildings, to the extent they exist and are transferable and assignable; and (vii) to the extent the same are assignable, all site plans, surveys, and plans which relate to the Land. Any references to “Property” in the singular, such as references to “a Property” or “each Property”, refer to an individual parcel of land and all matters described in (ii)-(vii) in connection with such land.

(k)          “Purchase Price” shall mean the amount listed for each Property as set forth opposite the designation of such Property on Exhibit A1 attached hereto. The Purchase Price is based on a capitalization rate of 9.08% and the rents set forth on Exhibit A2. If the rents on the Closing Date are not the same as set forth on Exhibit A2, the Purchase Price shall be adjusted accordingly. In the event that Improvements under the New Town, ND Lease are not Substantially Complete in accordance with the terms of the Lease and Tenant has not commenced paying rent within thirty (30) days of the rent commencement date shown in Exhibit A2, Buyer shall have the right to increase the capitalization rate by which the Purchase Price is based for such Property by 0.10% and an additional 0.10% for every (30) days thereafter until Tenant has commenced paying rent under the Lease.

(l)         Seller and Buyer’s Notice address

(i)          “Seller’s Notice Address” shall be as follows, except as same may be changed pursuant to the Notice section herein:

Triple C Development, Inc.

Jay Machleit

200 Armory Road

Centre, AL 35203

Tel. No.: (256) 927-4550

Email: Soliver@triplecdevelopment.com

And to:

Richard Theibert

250 W. Main Street Najjar Denaburg

2125 Morris Avenue

Birmingham, AL 35203

Tel. No.: (205)250-8400Email: rtheibert@najjar.com

(ii)         “Buyer’s Notice Address” shall be as follows, except as same may be changed pursuant to the Notice section herein:

William Kahane

American Realty Capital II, LLC

405 Park Avenue, 15th Floor

New York, NY 10022

Tel. No.: (215) 887-3054

Fax No.: (646) 861-7751

Email: wkahane@arlcap.com

And to:

Jesse Galloway

American Realty Capital II, LLC

405 Park Avenue, 15th Floor

New York, NY 10022

Tel. No.: (212) 415-6516

Fax No.: (646) 861-7751

Email: jgalloway@arlcap.com

And Due Diligence Materials (if provided by email) to:

duediligence@arlcap.com

With hard copies and/or cds to:

James A. (Jim) Mezzanotte

American Realty Capital, LLC

202 E Franklin Street

Monroe, NC 28112

Tel. No.: (212) 415-6570

Fax No.: (212) 415-6507

Email: jmezzanotte@arlcap.com

2.          Purchase and Sale of the Property. Subject to the terms of this Agreement, Seller agrees to sell to Buyer the Property for the Purchase Price set forth above.

3.          Purchase Price.

(a)          The Purchase Price to be paid by Buyer to Seller shall be paid by wire transfer of immediately available funds to Escrow Agent, at the time of Closing, or as otherwise agreed to between Buyer and Seller.

(b)         In the event this Agreement is terminated for any reason pursuant to the terms hereof with respect to one or more Properties, this Agreement shall continue in full force and effect with respect to the remaining Properties and the Purchase Price shall be reduced by the amount shown on Exhibit A1 with respect to such terminated Property or Properties.

4.          Proration of Expenses and Payment of Costs and Recording Fees.

(a)        All real estate taxes, rollback taxes, personal property taxes, water and sewer use charges, and any other charges and assessments constituting a lien on the Property (collectively “Taxes and Assessments”) due and payable on or before the Closing Date shall be remitted to the collecting authorities or to the Escrow Agent by Seller prior to or at Closing. There shall be no closing adjustments between the parties for Taxes and Assessments not yet due and payable at Closing unless Tenant is not responsible for all such Taxes and Assessments due in accordance with the provisions of the Leases.

(b)         All rents shall be prorated as of the Closing Date with Buyer being credited for rent attributable to the day of Closing through and including the last day of the calendar month in which the Closing Date occurs; provided, however, if the Closing Date shall occur within ten (10) days of the end of the month in which Closing occurs, Buyer and Seller agree that Buyer shall be credited with the following month’s rent at Closing and Seller shall be entitled to retain any rents received by Seller that are attributable to the month following the month in which the Closing Date occurs and Buyer agrees to the extent that it receives any rent attributable to such month which was adjusted at Closing, it will refund such amount to Seller as soon as reasonably possible.

(c)         Seller shall pay or be charged with the following costs and expenses in connection with this transaction which costs shall be referred to as “Seller’s Closing Costs”:

(i)          100% of all Owner’s Title Insurance policy premiums, including search costs and any endorsements issued in connection with such policies;

(ii)         Transfer taxes and conveyance fees on the sale and transfer of the Property.

(iii)        Broker’s commission and/or consultant fee payments (for both leasing and sales commissions earned), in accordance with Section 24 of this Agreement; and

(iv)         All fees relating to the granting, executing and recording of the Deed for each Property and for any costs incurred in connection with the release of existing debt, including, but not limited to, prepayment penalty fees and recording fees for documents providing for the release of the applicable Property from the existing debt.

(d)         Buyer shall pay or be charged with the following costs and expenses in connection with this transaction, which costs shall be referred to as “Buyer’s Closing Costs”:

(i)          all costs and expenses in connection with Buyer’s financing, including appraisal, points, commitment fees and the like and costs for the filing of all documents necessary to complete such financing and related documentary stamp tax and intangibles tax; and

(ii)         Buyer shall pay for the cost of its own survey, Phase 1 environmental study and due diligence investigations.

(e)         Each party shall pay its own legal fees incidental to the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

5.          Title. At Closing, Seller agrees to convey to Buyer fee simple marketable title to each Property by special warranty deed, free and clear of all liens, defects of title, conditions, easements, assessments, restrictions, and encumbrances except for Permitted Exceptions (as hereinafter defined).

6.          Examination of Property. Seller and Buyer hereby agree as follows:

(a)          Buyer shall order a title commitment (the “Title Commitment”) from Escrow Agent, a survey and a zoning report for the Property promptly after the date hereof. All matters shown in the Title Commitment, survey or zoning report (“Title Matters”) with respect to which Buyer fails to object prior to the expiration of the Due Diligence Period shall be deemed “Permitted Exceptions”. However, Permitted Exceptions shall not include any mechanic’s lien or any monetary lien, or any deeds of trust, mortgage, or other loan documents secured by the Property, (collectively, “Liens”). Seller shall be required to cure or remove all Liens (by payment, bond deposit or indemnity acceptable to Escrow Agent). Seller agrees to remove or cure any objections of Buyer which are of a nature that are capable of being cured with reasonable efforts prior to Closing. Seller shall have no obligation to cure any Title Matter objected to, except as aforesaid, provided Seller notifies Buyer of any objections which Seller elects not to remove or cure within five (5) business days following receipt of Buyer’s objections. In the event that Seller refuses to remove or cure any objections, Buyer shall have the right to terminate this Agreement upon written notice to Seller given within five (5) business days after receipt of Seller’s notice, upon which termination the Earnest Money shall be returned to Buyer and neither party shall have any further obligation hereunder, except as otherwise expressly set forth herein. If any matter not revealed in the Title Commitment is discovered by Buyer or by the Escrow Agent and is added to the Title Commitment by the Escrow Agent at or prior to Closing, Buyer shall have until the earlier of (i) ten (10) days after the Buyer’s receipt of the updated, revised Title Commitment showing the new title exception, together with a legible copy of any such new matter, or (ii) the date of Closing, to provide Seller with written notice of its objection to any such new title exception (an “Objection”). If Seller does not remove or cure such Objection prior to the date of Closing, Buyer may terminate this Agreement, in which case the Earnest Money shall be returned to Buyer and neither party shall have any further obligation hereunder, except as otherwise expressly set forth herein.

(b)          Within five (5) days following the commencement of the Due Diligence Period, Seller shall provide to Buyer copies of the following documents and materials pertaining to each Property to the extent within Seller’s possession or reasonably obtainable by Seller or Seller’s counsel: (i) a complete copy of all leases affecting the Property and all amendments thereto and of all material correspondence relating thereto; (ii) a copy of all surveys and site plans of the Property, including without limitation any as-built survey obtained or delivered to tenants of the Property in connection with its construction; (iii) a copy of all architectural plans and specifications and construction drawings and contracts for improvements located on the Property; (iv) a copy of Seller’s title insurance commitments and policies relating to the Property; (v) a copy of the certificate of occupancy and zoning reports for the Property; and of all governmental permits/approvals; (vi) a copy of all environmental, engineering and physical condition reports for the Property; (vii) copies of the Property’s real estate tax bills for the current and prior two (2) tax years or, if the Property has been owned by Seller for less than two (2) tax years, for the period of ownership; (viii) a copy of each tenant sales reports for the previous twenty four (24) calendar months; (ix) the operating statements of the Property for the twenty four (24) calendar months immediately preceding the Effective Date or if the Tenant has been operating for less than twenty-four (24) months, for the period of operation; (x) all service contracts and insurance policies which affect the Property, if any; (xi) a copy of all warranties relating to the improvements constructed on the Property, including without limitation any roof warranties; and (xii) a written inventory of all items of personal property to be conveyed to Buyer, if any (the “Due Diligence Materials”). Seller shall deliver any other documents relating to each Property reasonably requested by Buyer, to the extent within Seller’s possession or reasonably obtainable by Seller or Seller’s counsel, within three (3) business days following such request. Additionally, during the term of this Agreement, Buyer, its agents and designees, shall have the right to enter the Property for the purposes of inspecting the Property, conducting soil tests, and making surveys, mechanical and structural engineering studies, inspecting construction, and conducting any other investigations and inspections as Buyer may reasonably require to assess the condition and suitability of the Property; provided, however, that such activities by or on behalf of Buyer on the Property shall not damage the Property nor interfere with construction on the Property or the conduct of business by Tenant under the Lease; and provided further, however, that Buyer shall indemnify and hold Seller harmless from and against any and all claims or damages to the extent resulting from the activities of Buyer on the Property, and Buyer shall repair any and all damage caused, in whole or in part, by Buyer and return the Property to its condition prior to such damage, which obligation shall survive Closing or any termination of this Agreement. Seller shall reasonably cooperate with the efforts of Buyer and the Buyer’s representatives to inspect the Property. After the Effective Date, Buyer shall be permitted to speak and meet with Tenant in connection with Buyer’s due diligence. Upon signing this agreement, Seller shall provide Buyer with the name of a contact person(s) for the purpose of arranging site visits. Buyer shall give Seller reasonable written notice (which in any event shall not be less than two (2) business days) before entering the Property, and Seller may have a representative present during any and all examinations, inspections and/or studies on the Property. Buyer shall have the unconditional right, for any reason or no reason, to terminate this Agreement as to any Property by giving written notice thereof to Seller prior to the expiration of the Due Diligence Period, in which event this Agreement shall become null and void with respect to such Property, Buyer shall receive a refund of the Earnest Money, and all rights, liabilities and obligations of the parties under this Agreement shall expire, except as otherwise expressly set forth herein.

(c)          Within five (5) days following the commencement of the Due Diligence Period, Seller shall request Estoppel Certificates certified to Buyer, the Approved Assignees and their Lender, successors and assigns (and simultaneously provide Buyer with a copy of such request) and a Waiver of Tenant’s right of first refusal. It shall be a condition of Closing that Seller shall have obtained an estoppel certificate from Tenant in the form required by the Lease and will use commercially reasonable efforts to obtain the form attached hereto as Exhibit F for each Property (the “Tenant Estoppel Certificate”), and an estoppel certificate from Guarantor substantially in the form attached hereto as Exhibit G for each Property (the “Guarantor Estoppel Certificate”), and Seller shall use commercially reasonable good faith efforts to obtain the same. Seller shall promptly deliver to Buyer photocopies or pdf files of the executed estoppel certificates when Seller receives the same.

(d)          Seller shall use commercially reasonable good faith efforts to obtain a subordination, non-disturbance and attornment agreement from Tenant (the “SNDA”), which SNDA shall be consistent with the provisions of Section 21 of the Lease.

(e)          Seller shall use commercially reasonable good faith efforts to obtain estoppel certificates with respect to reciprocal easement agreements as may be reasonably requested by Buyer.

7.          Risk of Loss/Condemnation. Upon an occurrence of a casualty, condemnation or taking with respect to any Property, Seller shall notify Buyer in writing of same. Until Closing, the risk of loss or damage to the Property, except as otherwise expressly provided herein, shall be borne by Seller. In the event all or any portion of any Property is damaged in any casualty or condemned or taken (or notice of any condemnation or taking is issued) so that: (a) Tenant has a right of termination or abatement of rent under the Lease for such Property, or (b) with respect to any casualty, if the cost to repair such casualty would exceed $500,000, or (c) with respect to any condemnation, any Improvements or access to the Property or more than five percent (5%) of the Property is (or will be) condemned or taken, then, Buyer may elect to terminate this Agreement with respect to each such Property by providing written notice of such termination to Seller within ten (10) business days after Buyer’s receipt of notice of such condemnation, taking or damage, upon which termination a proportionate part of the Earnest Money shall be returned to the Buyer in accordance with the Purchase Price as set forth on Exhibit A1 and neither party hereto shall have any further rights, obligations or liabilities under this Agreement with respect to such Property, except as otherwise expressly set forth herein. With respect to any condemnation or taking (of any notice thereof), if Buyer does not elect to cancel this Agreement as aforesaid, there shall be no abatement of the Purchase Price and Seller shall assign to Buyer at the Closing the rights of Seller to the awards, if any, for the condemnation or taking, and Buyer shall be entitled to receive and keep all such awards. With respect to a casualty, if Buyer does not elect to terminate this Agreement with respect to any such Property or does not have the right to terminate this Agreement as aforesaid, there shall be no abatement of the Purchase Price and Seller shall assign to Buyer at the Closing the rights of Seller to the proceeds under Seller’s insurance policies covering such Property with respect to such damage or destruction (or pay to Buyer any such proceeds received prior to Closing) and pay to Buyer the amount of any deductible with respect thereto, and Buyer shall be entitled to receive and keep any monies received from such insurance policies.

8.          Earnest Money Disbursement. The Earnest Money shall be held by Escrow Agent, in trust, and disposed of only in accordance with the following provisions:

(a)          If the Closing occurs, Escrow Agent shall deliver the Earnest Money to, or upon the instructions of, Seller and Buyer on the Closing Date to be applied as part payment of the Purchase Price. If for any reason the Closing does not occur, Escrow Agent shall deliver the Earnest Money to Seller or Buyer only upon receipt of a written demand therefor from such party, subject to the following provisions of this clause (a). Subject to the last sentence of this clause (a), if for any reason the Closing does not occur and either party makes a written demand (the “Demand”) upon Escrow Agent for payment of the Earnest Money, Escrow Agent shall give written notice to the other party of the Demand within one business day after receipt of the Demand. If Escrow Agent does not receive a written objection from the other party to the proposed payment within five (5) business days after the giving of such notice by Escrow Agent, Escrow Agent is hereby authorized to make the payment set forth in the Demand. If Escrow Agent does receive such written objection within such period, Escrow Agent shall continue to hold such amount until otherwise directed by written instructions signed by Seller and Buyer or a final judgment of a court. Notwithstanding the foregoing provisions of this clause (a) if Buyer delivers a notice to Escrow Agent stating that Buyer has terminated this Agreement on or prior to the expiration of the Due Diligence Period, then Escrow Agent shall immediately return the Earnest Money to Buyer without the necessity of delivering any notice to, or receiving any notice from Seller.

(b)          The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that Escrow Agent shall not be deemed to be the agent of either of the parties, and that Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller or Buyer resulting from Escrow Agent’s mistake of law respecting Escrow Agent scope or nature of its duties. Seller and Buyer shall jointly and severally indemnify and hold Escrow Agent harmless from and against all liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred in connection with the performance of Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or made by Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of Escrow Agent. Escrow Agent has executed this Agreement in the place indicated on the signature page hereof in order to confirm that Escrow Agent has received and shall hold the Earnest Money in escrow, and shall disburse the Earnest Money pursuant to the provisions of this Section 8.

9.          Default

(a)          In the event that Seller is ready, willing and able to close in accordance with the terms and provisions hereof, and Buyer is in material default of any of its obligations undertaken in this Agreement, or in the event of the failure of a condition precedent set forth in Section 14 of this Agreement, then in either case Seller shall be entitled to elect, as its sole and exclusive remedy, any one (1) of the following: (i) if Buyer is willing to proceed to Closing, waive such default or condition precedent and proceed to Closing in accordance with the terms and provisions hereof; (ii) declare this Agreement to be terminated, and Seller shall be entitled to immediately receive all of the Earnest Money as liquidated damages as and for Seller’s sole remedy, or (iii) by notice to Buyer given on or before the Closing Date, extend the Closing Date for a period of up to thirty (30) days (the “Closing Extension Period”), and the “Closing Date” shall be moved to the last day of the Closing Extension Period. If Seller so extends the Closing Date, then Buyer may, but shall not be obligated to, cause said conditions to be satisfied during the Closing Extension Period. If Buyer does not cause said conditions to be satisfied during the Closing Extension Period, then Seller shall have the remedies set forth in Section 9(a)(i) through (ii) above except that the term “Closing” shall read “Extended Closing” . Upon such termination, neither Buyer nor Seller shall have any further rights, obligations or liabilities hereunder, except as otherwise expressly provided herein. Seller and Buyer agree that (a) actual damages due to Buyer’s default hereunder would be difficult and inconvenient to ascertain and that such amount is not a penalty and is fair and reasonable in light of all relevant circumstances, (b) the amount specified as liquidated damages is not disproportionate to the damages that would be suffered and the costs that would be incurred by Seller as a result of having withdrawn the Property from the market, and (c) Buyer desires to limit its liability under this Agreement to the amount of the Earnest Money paid in the event Buyer fails to complete Closing. Seller hereby waives any right to recover the balance of the Purchase Price, or any part thereof, and the right to pursue any other remedy permitted at law or in equity against Buyer. In no event under this Section or otherwise shall Buyer be liable to Seller for any punitive, speculative or consequential damages.

(b)          In the event of a default in the obligations herein taken by Seller, or in the event of the failure of a condition precedent set forth in Section 13 of this Agreement, with respect to any or all of the Properties, Buyer may, as its sole and exclusive remedy, any one (1) of the following: (i) if Seller is willing to proceed to Closing, waive such default or condition precedent and proceed to Closing in accordance with the terms and provisions hereof; (ii) terminate this Agreement by delivering written notice thereof to Seller no later than Closing, upon which termination the Earnest Money shall be refunded to Buyer, and if Seller is in material default of any of its obligations undertaken in this Agreement, Seller shall pay to Buyer all of the reasonable, documented out-of-pocket costs and expenses incurred by Buyer in connection with this Agreement in an amount not to exceed $15,000.00, which return and payment shall operate to terminate this Agreement and release Seller and Buyer from any and all liability hereunder, except those which are specifically stated herein to survive any termination hereof; (iii) enforce specific performance of Seller’s obligations hereunder; or (iv) by notice to Seller given on or before the Closing Date, extend the Closing Date for the Closing Extension Period, and the “Closing Date” shall be moved to the last day of the Closing Extension Period. If Buyer so extends the Closing Date, then Seller may, but shall not be obligated to, cause said conditions to be satisfied during the Closing Extension Period. If Seller does not cause said conditions to be satisfied during the Closing Extension Period, then Buyer shall have the remedies set forth in Section 9(b)(i) through (iii) above except that the term “Closing” shall read “Extended Closing”.

(c)          In the event that Improvements with respect to the Property located in New Town, ND are not Substantially Complete in accordance with the terms of the Lease and Tenant has not commenced paying rent on or before March 15, 2012, then Buyer shall: (i) have the absolute right to terminate this Purchase and Sale Agreement, at which time the Escrow Agent shall return the entire Deposit to Buyer, Seller shall pay to Buyer all of the out-of-pocket costs and expenses incurred by Buyer in connection with this Agreement in an amount not to exceed $20,000.00, which return and payment shall operate to terminate this Agreement and release Seller and Buyer from any and all liability hereunder, except those which are specifically stated herein to survive any termination hereof.

10.         Closing. The Closing shall consist of the execution and delivery of documents by Seller and Buyer with respect to each Property as set forth below, and delivery by Buyer to Seller of the Purchase Price in accordance with the terms of this Agreement. Seller shall deliver to Escrow Agent for the benefit of Buyer at Closing the following executed documents for each Property:

(a)          A Special Warranty Deed in the form attached hereto as Exhibit B1;

(b)          An Assignment and Assumption of Lease and Security Deposits, in the form attached hereto as Exhibit C;

(c)          A Bill of Sale for the personal property, if any, in the form attached hereto as Exhibit D;

(d)          An Assignment of Contracts, Permits, Licenses and Warranties in the form of Exhibit E;

(e)          An original Tenant Estoppel Certificate dated no earlier than 30 days prior to the date of Closing. In addition, the business terms of the Tenant Estoppel Certificate must be in accordance with and not contradict the Lease. If the Lease and any amendments, bearing the original signatures of the landlord and tenant thereunder have not been delivered to Buyer previously, a copy thereof confirming that the copy is true, correct and complete shall be attached to the Tenant Estoppel;

(f)          To the extent obtained by Seller, estoppel certificates with respect to reciprocal easement agreements as may be reasonably requested by Buyer;

(g)          An original Guarantor Estoppel Certificate dated no earlier than 30 days prior to the date of Closing;

(h)          A settlement statement prepared by Escrow Agent setting forth the Purchase Price, all prorations and other adjustments to be made pursuant to the terms hereof, and the funds required for Closing as contemplated hereunder;

(i)          All transfer tax statements, declarations and filings as may be necessary or appropriate for purposes of recordation of the deed;

(j)          Good standing certificates and corporate resolutions or member or partner consents, as applicable, and such other documents as reasonably requested by Escrow Agent;

(k)          A certificate pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended, or the regulations issued pursuant thereto, certifying the non foreign status of Seller;

(l)          An owner’s title affidavit as to mechanics’ liens and possession and other matters in customary form reasonably acceptable to Buyer and Escrow Agent;

(m)         An original SNDA fully executed and notarized by Tenant, if requested by Buyer;

(n)          Letter to Tenant in form of Exhibit H attached hereto;

(o)          A copy of the Punch-List if any;

(p)          An architect’s certificate certifying that the Property has been constructed in accordance with the approved plans and specifications;

(q)          A certificate of insurance or other evidence reasonably satisfactory to Buyer memorializing and confirming that Tenant is then maintaining policies of insurance of the types and in the amounts required by the Lease; and

(r)          Such other instruments as are reasonably required by Buyer or Escrow Agent to close the escrow and consummate the purchase of the Property in accordance with the terms hereof.

At Closing, Buyer shall instruct Escrow Agent to deliver the Earnest Money to Seller which shall be applied to the Purchase Price, shall deliver the balance of the Purchase Price to Seller and shall execute and deliver execution counterparts of the closing documents referenced in clauses (c) (i) and (t) above. Buyer shall have the right to advance the Closing upon five (5) days prior written notice to Seller; provided that all conditions precedent to both Buyer’s and Seller’s respective obligations to proceed with Closing under this Agreement have been satisfied (or, if there are conditions to a party’s obligation to proceed with Closing that remain unsatisfied, such conditions have been waived by such party). The Closing shall be held through the mail by delivery of the closing documents to the Escrow Agent on or prior to the Closing or such other place or manner as the parties hereto may mutually agree.

11.         Representations by Seller. For the purpose of inducing Buyer to enter into this Agreement and to consummate the sale and purchase of the Property in accordance herewith, Seller and each Affiliate (collectively referred to in this Section 11 as Seller) makes the following representations and warranties to Buyer as of the date hereof and as of the Closing Date with respect to the Property:

(a)          Seller is duly organized (or formed), validly existing and in good standing under the laws of its state of organization, and to the extent required by law, the State in which the Property is located. Seller has the power and authority to execute and deliver this Agreement and all closing documents to be executed by Seller, and to perform all of Seller’s obligations hereunder and thereunder. Neither the execution and delivery of this Agreement and all closing documents to be executed by Seller, nor the performance of the obligations of Seller hereunder or thereunder will result in the violation of any law or any provision of the organizational documents of Seller or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Seller is bound;

(b)          Seller has not received any written notice of any current or pending litigation, condemnation proceeding or tax appeals affecting Seller or the Property and Seller does not have any knowledge of any pending litigation or tax appeals against Seller or the Property; Seller has not initiated, nor is Seller participating in, any action for a change or modification in the current subdivision, site plan, zoning or other land use permits for the Property;

(c)          Seller has not entered into any contracts, subcontracts or agreements affecting the Property which will be binding upon Buyer after the Closing other than the Lease;

(d)          Except for violations cured or remedied on or before the date hereof, Seller has not received any written notice from (or delivered any notice to) any governmental authority regarding any violation of any law applicable to the Property and Seller does not have knowledge of any such violations;

(e)          Seller has fee simple title to the Property free and clear of all liens and encumbrances except for Permitted Exceptions and Seller is the sole owner of the entire lessor’s interest in the Lease. The Property constitutes one or more separate tax parcels for purposes of ad valorem taxation;

(f)          With respect to the Leases: (i) the Leases forwarded to Buyer under Section 6(b)(i) are true, correct and complete copies of the Leases; (ii) the Leases are in full force and effect and there is no default thereunder; (iii) no brokerage or leasing commissions or other compensation is or will be due or payable to any person, firm, corporation or other entity with respect to or on account of the current term of the Leases or any extension or renewal thereof; (iv) Seller has no outstanding obligation to provide Tenant with an allowance to construct, or to construct at its own expense, any tenant improvements; and (v) the rent for each Property is as set forth on Exhibit A2;

(g)          There are no occupancy rights, leases or tenancies affecting the Property other than the Lease. Neither this Agreement nor the consummation of the transactions contemplated hereby is subject to any first right of refusal or other purchase right in favor of any other person or entity; and apart from this Agreement, Seller has not entered into any written agreements for the purchase or sale of the Property, or any interest therein which has not been terminated;

(h)          To Seller’s actual knowledge, except as set forth in the environmental reports previously delivered by Seller to Buyer, no hazardous substances have been generated, stored, released, or disposed of on or about the Property in violation of any law, rule or regulation applicable to the Property which regulates or controls matters relating to the environment or public health or safety (collectively, “Environmental Laws”). Seller has not received any written notice from (nor delivered any notice to) any federal, state, county, municipal or other governmental department, agency or authority concerning any petroleum product or other hazardous substance discharge or seepage. For purposes of this Subsection, “hazardous substances” shall mean any substance or material which is defined or deemed to be hazardous or toxic pursuant to any Environmental Laws. To Seller’s knowledge, there are no underground storage tanks located on the Property;

(i)          Exhibit I attached hereto is a true, correct and complete listing of all warranties in effect for the Property (the “Warranties”).

The representations and warranties of Seller shall survive Closing for a period of six (6) months.

12.         Representations by Buyer. Buyer represents and warrants to, and covenants with, Seller as follows:

(a)          Buyer is duly formed, validly existing and in good standing under the laws of Delaware, is authorized to consummate the transaction set forth herein and fulfill all of its obligations hereunder and under all closing documents to be executed by Buyer, and has all necessary power to execute and deliver this Agreement and all closing documents to be executed by Buyer, and to perform all of Buyer’s obligations hereunder and thereunder. This Agreement and all closing documents to be executed by Buyer have been duly authorized by all requisite corporate or other required action on the part of Buyer and are the valid and legally binding obligation of Buyer, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and all closing documents to be executed by Buyer, nor the performance of the obligations of Buyer hereunder or thereunder will result in the violation of any law or any provision of the organizational documents of Buyer or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Buyer is bound.

The representations and warranties of Buyer shall survive Closing for a period of six (6) months.

13.         Conditions Precedent to Buyer’s Obligations. Buyer’s obligation to pay the Purchase Price, and to accept title to the Property, shall be subject to compliance by Seller or Affiliate, as the case may be, with the following conditions precedent for each Property on and as of the date of Closing:

(a)          Seller shall deliver to Buyer on or before the Closing the items set forth in Section 10 above;

(b)          Buyer shall receive from Escrow Agent or any other title insurer approved by Buyer in its judgment and discretion, a current ALTA owner’s form of title insurance policy, or irrevocable and unconditional binder to issue the same, with extended coverage for the Real Property in the amount of the Purchase Price, dated, or updated to, the date of the Closing, insuring, or committing to insure, at its ordinary premium rates Buyer’s good and marketable title in fee simple to the Real Property and otherwise in such form and with such endorsements as provided in the title commitment approved by Buyer pursuant to Section 6 hereof and subject only to the Permitted Exceptions (the “Title Policy”);

(c)          Buyer shall have received a copy of Seller or Tenant’s valid and permanent final certificate of occupancy (or the equivalent thereof) for the Property;

(d)          Tenant shall be in possession of the premises demised under the Leases, open for business to the public and paying full and unabated rent under the Leases and Tenant shall not have assigned or sublet any of the Property;

(e)          The representations and warranties of Seller contained in this Agreement shall have been true in all material respects when made and shall be true in all material respects at and as of the date of Closing as if such representations and warranties were made at and as of the Closing, and Seller shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Closing;

(f)          Seller shall have delivered to Buyer a written waiver by Tenant of any right of first refusal, right of first offer or other purchase option that Tenant has pursuant to the Leases (if applicable) to purchase the Property from Seller; and

(g)          Seller shall have made all contributions, payments and/or reimbursements and completed any and all work required by any governmental authority in connection with the construction and development of the Property, including, without limitation, as required by any variance or site plan approval.

In the event that the foregoing conditions precedent have not been satisfied as of Closing, Buyer shall have the rights and remedies set forth in Section 9(b) of this Agreement.

14.         Conditions Precedent to Seller’s Obligations. Seller’s obligation to deliver title to the Property shall be subject to compliance by Buyer with the following conditions precedent on and as of the date of Closing:

(a)          Buyer shall deliver to Seller or Escrow Agent on or before the Closing Date the remainder of the Purchase Price;

(b)          Buyer shall deliver to Seller or Escrow Agent on or before the Closing the items required to be delivered by Buyer as set forth in Section 10 above; and

(c)          The representations and warranties of Buyer contained in this Agreement shall have been true in all material respects when made and shall be true in all material respects at and as of the date of Closing as if such representations and warranties were made at and as of the Closing, and Buyer shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.

In the event that the foregoing conditions precedent have not been satisfied as of Closing, Seller shall have the rights and remedies set forth in Section 9(a) of this Agreement.

15.         Notices. Unless otherwise provided herein, all notices and other communications which may be or are required to be given or made by any party to the other in connection herewith shall be in writing and shall be deemed to have been properly given and received on the date: (i) delivered by facsimile transmission or by electronic mail (e.g. email), (ii) delivered in person, (iii) deposited in the United States mail, registered or certified, return receipt requested, or (iv) deposited with a nationally recognized overnight courier, to the addresses set out in Section 1, or at such other addresses as specified by written notice delivered in accordance herewith. Notwithstanding the foregoing, Seller and Buyer agree that notice may be given on behalf of each party by the counsel for each party and notice by such counsel in accordance with this Section 15 shall constitute notice under this Agreement.

16.         Seller Covenants. Seller agrees that Seller and/or each Affiliate with respect to each Property: (a) shall continue to operate and manage the Property in the same manner in which Seller has previously operated and managed the Property or shall use good faith efforts to complete construction of the Improvements in a prompt and timely manner; (b) shall, subject to Section 7 hereof and subject to reasonable wear and tear, maintain each Property in the same (or better) condition as exists on the date hereof; and (c) shall not, without Buyer’s prior written consent, which, after the expiration of the Due Diligence Period may be withheld in Buyer’s sole discretion: (i) amend the Leases in any manner, nor enter into any new lease, license agreement or other occupancy agreement with respect to any Property; (ii) consent to an assignment of the Leases or a sublease of the premises demised thereunder or a termination or surrender thereof; (iii) terminate the Leases nor release any guarantor of or security for the Leases unless required by the express terms of the Leases; and/or (iv) cause, permit or consent to an alteration of the premises demised thereunder (unless such consent is non-discretionary). Seller shall promptly inform Buyer in writing of any material event adversely affecting the ownership, use, occupancy or maintenance of any Property, whether insured or not.

17.         Post-Closing Covenants. For a time period of one (1) year after the date that constitutes completion of construction under the Leases for purposes of any Landlord Warranties or responsibilities with respect to repairs and maintenance, Seller shall be and remain responsible for such repairs and maintenance and completing any warranty work or curing any related defaults by the landlord under the Lease. Seller further agrees that it will remain adequately capitalized in a manner such that Seller shall have sufficient funds in order to comply with its obligations as described in this Section 17. In the event that Seller fails to comply with said cure and warranty obligations, Buyer may, after giving thirty (30) days written notice to Seller and Seller having failed to commence and diligently pursue to completion curative action within said time period, proceed to remedy such default on its own and shall have recourse against Seller for any expenses incurred thereby. Neither payment nor acceptance of the Purchase Price nor any provision in this Agreement will be deemed to constitute a waiver by Buyer of Seller’s responsibility under this Section. This Section, and all provisions contained herein, shall survive the Closing. The obligations of Seller pursuant to this Section shall continue beyond the one-year period specified herein as to warranty work or the curing of any defaults required by the landlord pursuant to the Lease if such defect or default is discovered during the one-year warranty period and is not cured by the Seller within that one-year warranty period. In other words, defects or defaults which arise or exist prior to the date of expiration of the one-year warranty period must be cured and corrected by the Seller even though the curing or corrective action may not be commenced or completed until after the date of expiration of the one-year warranty period.

The parties shall deposit into escrow with Escrow Agent pursuant to an escrow agreement reasonably acceptable to Seller and Buyer (the “Escrow Agreement”) a portion of the Purchase Price equal to 135% of the estimated cost of completing the Punch-List items, which estimate shall be reasonably acceptable to Buyer (the “Construction Escrow Deposit”). After Closing, Seller shall complete all Punch-List items until accepted by Tenant, and the Escrow Agreement shall provide: (i) that Seller will have ninety (90) days to complete the Punch-List items to Tenant’s and Buyer's reasonable satisfaction; (ii) once so completed, the full amount of the Construction Escrow Deposit will be paid to Seller; and (iii) if Seller fails to complete all of the Punch-List items within said 90-day period, then Buyer shall have the right to complete the repair and receive payment of the cost thereof from the Construction Escrow Deposit and any unused portion of the Construction Escrow Deposit shall be paid to Seller.

18.         Performance on Business Days. A "business day" is a day which is not a Saturday, Sunday or legal holiday recognized by the Federal Government. Furthermore, if any date upon which or by which action is required under this Agreement is not a business day, then the date for such action shall be extended to the first day that is after such date and is a business day.

19.         Entire Agreement. This Agreement constitutes the sole and entire agreement among the parties hereto and no modification of this Agreement shall be binding unless in writing and signed by all parties hereto. No prior agreement or understanding pertaining to the subject matter hereof (including, without limitation, any letter of intent executed prior to this Agreement) shall be valid or of any force or effect from and after the date hereof.

20.         Severability. If any provision of this Agreement, or the application thereof to any person or circumstance, shall be invalid or unenforceable, at any time or to any extent, then the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby. Each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law

21.         No Representations or Warranties. Buyer hereby acknowledges, understands and agrees that it has an opportunity to inspect the Property as set forth in Section 6 herein, and except as set forth in this Agreement, the Property shall be conveyed at Closing to Buyer in “as-is” condition with no representation or warranties whatsoever.

22.         Applicable Law. This Agreement shall be construed under the laws of the State or Commonwealth in which the Property is located, without giving effect to any state's conflict of laws principles.

23.         Tax-Deferred Exchange. Buyer and Seller respectively acknowledge that the purchase and sale of the Property contemplated hereby may be part of a separate exchange (an “Exchange”) being made by each party pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated with respect thereto. In the event that either party (the “Exchanging Party”) desires to effectuate such an exchange, then the other party (the “Non-Exchanging Party”) agrees to cooperate fully with the Exchanging Party in order that the Exchanging Party may effectuate such an exchange; provided, however, that with respect to such Exchange (a) all additional costs, fees and expenses related thereto shall be the sole responsibility of, and borne by, the Exchanging Party; (b) the Non-Exchanging Party shall incur no additional liability as a result of such exchange; (c) the contemplated exchange shall not delay any of the time periods or other obligations of the Exchanging Party hereby, and without limiting the foregoing, the scheduled date for Closing shall not be delayed or adversely affected by reason of the Exchange; (d) the accomplishment of the Exchange shall not be a condition precedent or condition subsequent to the Exchanging Party's obligations under the Agreement; and (e) the Non-Exchanging Party shall not be required to hold title to any land other than the Property for purposes of the Exchange. The Exchanging Party agrees to defend, indemnify and hold the Non-Exchanging Party harmless from any and all liability, damage or cost, including, without limitation, reasonable attorney's fees that may result from Non-Exchanging Party's cooperation with the Exchange. The Non-Exchanging Party shall not, by reason of the Exchange, (i) have its rights under this Agreement, including, without limitation, any representations, warranties and covenants made by the Exchanging Party in this Agreement (including but not limited to any warranties of title, which, if Seller is the Exchanging Party, shall remain warranties of Seller), or in any of the closing documents (including but not limited to any warranties of title, which, if Seller is the Exchanging Party, shall remain warranties of Seller) contemplated hereby, adversely affected or diminished in any manner, or (ii) be responsible for compliance with or deemed to have warranted to the Exchanging Party that the Exchange complies with Section 1031 of the Code.

24.         Broker’s Commissions. Buyer and Seller each hereby represent that, except for the Broker listed herein, there are no other brokers involved or that have a right to proceeds in this transaction. Seller shall be responsible for payment of commissions and/or consulting fee to the Broker pursuant to a separate written agreement executed by Seller. Seller and Buyer each hereby agree to indemnify and hold the other harmless from all loss, cost, damage or expense (including reasonable attorneys' fees at both trial and appellate levels) incurred by the other as a result of any claim arising out of the acts of the indemnifying party (or others on its behalf) for a commission, finder's fee or similar compensation made by any broker, finder or any party who claims to have dealt with such party (except that Buyer shall have no obligations hereunder with respect to any claim by Broker). The representations, warranties and indemnity obligations contained in this section shall survive the Closing or the earlier termination of this Agreement.

25.         Assignment. Buyer may assign its rights under this Agreement, provided, however, that no such assignment shall relieve Buyer of any of its obligations hereunder until Closing is complete. Buyer is entering into this Agreement for and on behalf of related special purpose entities as set forth on Exhibit A1 (each an “Approved Assignee”) and intends to assign each respective Approved Assignee its rights hereunder prior to Closing.

26.         Attorneys’ Fees. In any action between Buyer and Seller as a result of failure to perform or a default under this Agreement, the prevailing party shall be entitled to recover from the other party, and the other party shall pay to the prevailing party, the prevailing party’s attorneys’ fees and disbursements and court costs incurred in such action.

27.         Time of the Essence. Time is of the essence with respect to each of Buyer’s and Seller’s obligations hereunder.

28.         Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each of the parties and delivered to the other party. Signatures on this Agreement which are transmitted by electronically shall be valid for all purposes, however any party shall deliver an original signature on this Agreement to the other party upon request.

29.         Anti-Terrorism. Neither Buyer or Seller, nor any of their affiliates, are in violation of any Anti-Terrorism Law (as hereinafter defined) or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law. “Anti-Terrorism Laws” shall mean any laws relating to terrorism or money laundering, including: Executive Order No. 13224; the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or may hereafter be, renewed, extended, amended or replaced; the applicable laws comprising or implementing the Bank Secrecy Act; and the applicable laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing may from time to time be amended, renewed, extended, or replaced).

[SIGNATURES APPEAR ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

BUYER:	SELLER:

AMERICAN REALTY CAPITAL II, TLC,	Triple C Development, Inc.,
a Delaware limited liability company	An Alabama Corporation

By:	/s/William M. Kahane	By:	/s/Jay Machleit
Name:	William M. Kahane	Name:	Jay Machleit
Title:	President	Title:	President
Date:	December 7, 2011	Date:	December 7, 2011

THE UNDERSIGNED HEREBY ACKNOWLEDGES AND AGREES TO BE BOUND BY THE TERMS OF THIS AGREEMENT RELATING TO ESCROW AGENT AND THE DEPOSIT.

ESCROW AGENT:

CHICAGO TITLE INSURANCE COMPANY

By:

Name:

Title:

Date:

JOINDER

The undersigned, being the Affiliates identified in the foregoing Agreement, hereby join in the execution of the Agreement with the intention of being legally bound hereby and agree to execute and deliver a Deed as required under the terms of the Agreement with respect to the Property set opposite the name of the Affiliate on Exhibit “A1” to the Agreement.

TD Development of Floydada, LLC

By:	/s/Jay Machleit

TD Development of Madison, LLC

By:	/s/Jay Machleit

TD Development of Fort Yates, LLC

By:	/s/Jay Machleit

TD Development of Rolla, LLC

By:	/s/Jay Machleit

TD Development of Stillwell, LLC

By:	/s/Jay Machleit

TD Development of Kansas, LLC

By:	/s/Jay Machleit

TD Development of Martin, LLC

By:	/s/Jay Machleit

TD Development of New Town, LLC

By:	/s/Jay Machleit

EXHIBITS

Exhibit A1	-	List of Properties

Exhibit A2	-	List of Leases and Rents

Exhibit B	-	Form of Special Warranty Deed

Exhibit C	-	Form of Assignment and Assumption of Lease

Exhibit D	-	Form of Bill of Sale

Exhibit E	-	Form of Assignment of Contracts, Permits, Licenses and Warranties

Exhibit F	-	Form of Tenant Estoppel

Exhibit G	-	Form of Guarantor Estoppel

Exhibit H	-	Form of Tenant Notice

Exhibit I	-	Warranties

Exhibit J	-	General Contractor Warranty

 EXHIBIT A1

LIST OF PROPERTIES

Family Dollar - 8-Pack

Owner Name	City	ST	Acres	Bldg. sq.ft.	Approved Assignee	Deposit	Purchase Price
TD Development of Floydada, LLC	Centre	AL	N/A	8,050	ARC3 FDFLATX001, LLC	$42,750	$878,855
TD Development of Madison, LLC	Centre	AL	N/A	8,050	ARC3 FDMADNE001, LLC	$42,750	$905,286
TD Development of Fort Yates, LLC	Centre	AL	N/A	9,180	ARC3 FDFTYND001, LLC	$42,750	$984,032
TD Development of Rolla, LLC	Centre	AL	N/A	9,180	ARC3 FDRLAND001, LLC	$42,750	$974,670
TD Development of Stilwell, LLC	Centre	AL	N/A	8,320	ARC3 FDSTWOK001, LLC	$42,750	$947,137
TD Development of Kansas, LLC	Centre	AL	N/A	8,320	ARC3 FDKNSOK001, LLC	$42,750	$990,640
TD Development of Martin, LLC	Centre	AL	N/A	9,180	ARC3 FDMTNSD001, LLC	$42,750	$987,885
TD Development of New Town, LLC	Centre	AL	N/A	8,000	ARC3 FDNTNND001, LLC	$42,750	$1,211,454

Totals						$342,000	$7,879,958

A1-1

EXHIBIT A2

LIST OF LEASES AND RENTS

Family Dollar - 8-Pack

Tenant Name	Address	City	ST	Lease Comm. Date	Lease Term Date	Annual Net Rent	Annual Bump	Cap Rate
Family Dollar, Inc.	108 South 2nd Street	Floydada	TX	02/24/11	02/24/21	$79,800.00	None	9.08%
Family Dollar, Inc.	100 Saddle Lane	Madison	NE	05/12/11	05/12/21	$82,200.00	None	9.08%
Family Dollar, Inc.	9034 Highway 24 North	Fort Yates	ND	09/19/10	09/19/20	$89,350.08	None	9.08%
Family Dollar, Inc.	1116 Main Avenue West	Rolla	ND	12/02/10	12/02/20	$88,500.00	None	9.08%
Family Dollar, Inc.	511 N Second Street	Stilwell	OK	05/12/11	05/12/21	$86,000.04	None	9.08%
Family Dollar, Inc.	11225 East Tulsa Avenue	Kansas	OK	08/05/11	08/05/21	$89,950.08	None	9.08%
Family Dollar, Inc.	119 West Bennett Ave.	Martin	SD	12/15/09	12/15/29	$89,700.00	None	9.08%
Family Dollar, Inc.	Corner of East Avenue and State Highway 23	New Town	ND	12/15/11	12/15/21	$110,000.00	None	9.08%

				Totals		$715,500.20

A-2

EXHIBIT B

FORM OF SPECIAL WARRANTY DEED
[Subject to Local Counsel Review]

This document prepared by:
(and return to :)

___________________________
___________________________
___________________________
___________________________

Tax Parcel No. ______________________________

SPECIAL WARRANTY DEED

THIS INDENTURE, made on the _____ day of ______________, 2011, by and between ________________________________, a ___________________________ ("Grantor"), and ______________________________________, a ______________, whose address is ____________________________ ("Grantee")

WITNESSETH:

THAT Grantor, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt of which is hereby acknowledged, does by these presents, sell and convey unto the said Grantee, its successors and assigns, the lots, tracts or parcels of land lying, being and situated in the County of ____________, State of _____________, and more fully described on Exhibit "A" attached hereto and incorporated herein by reference, together with all buildings, facilities and other improvements, located thereon.

TO HAVE AND TO HOLD the premises aforesaid with all and singular, the rights, easements, privileges, appurtenances and immunities thereto belonging or in any wise appertaining unto the said Grantee and unto Grantee's successors and assigns forever, the said Grantor hereby covenanting that Grantor will warrant and defend the title to said premises unto the said Grantee and unto Grantee's successors and assigns, against the lawful claims and demands of all persons claiming under or through Grantor, but not otherwise.

B-1

IN WITNESS WHEREOF, Grantor has executed this Special Warranty Deed the day and year first above written.

GRANTOR:

By:
Name:
Its:

[ACKNOWLEDGMENT]

2

EXHIBIT C

FORM OF
ASSIGNMENT AND ASSUMPTION OF LEASE AND GUARANTY

______________________________ ("Assignor"), in consideration of the sum of Ten and No/100 Dollars ($10.00) in hand paid and other good and valuable consideration, the receipt of which is hereby acknowledged, hereby assigns, transfers, sets over and conveys to ______________________________ ("Assignee"), all of Assignor's right, title and interest in and to that certain Lease dated _________________________________, between Assignor and _____________________________ (as amended from time to time, the “Lease”), including any and all security deposits under the Lease. [together with all of Assignor’s right, title and interest in and to that certain Guaranty of Lease dated _________________________________, between Assignor and _____________________________ (as amended from time to time, the “Guaranty”).]

Subject to the limitations set forth below, Assignor does hereby agree to defend, indemnify and hold harmless Assignee from any liability, damages (excluding speculative damages, consequential damages and lost profits), causes of action, expenses and reasonable attorneys' fees incurred by Assignee by reason of the failure of Assignor to have fulfilled, performed and discharged all of the various commitments, obligations and liabilities of the lessor, or landlord under and by virtue of the Lease prior to the date of this Assignment. Subject to the limitations set forth below, Assignee does hereby agree to defend, indemnify and hold harmless Assignor from any liability, damages (excluding speculative damages, consequential damages and lost profits), causes of action, expenses and reasonable attorneys' fees incurred by Assignor by reason of the failure of Assignee to have fulfilled, performed and discharged all of the various commitments, obligations and liabilities of the Landlord under and by virtue of the Lease on and after the date of this Assignment.

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment this ______ day of ______________, 2011, which Assignment is effective this date. This Assignment may be executed in counterparts, which when taken together shall be deemed one agreement.

ASSIGNOR:

By:
Name:
Title:

ASSIGNEE:

By:
Name:
Title:

B-1

EXHIBIT D

FORM OF BILL OF SALE

For valuable consideration, the receipt and sufficiency of which is hereby acknowledged, ______________________________, a ___________________________, having an address at ____________________________ (“Seller”), hereby bargains, sells, conveys and transfers to ____________________________ (“Buyer”), a _______________________________, all of Seller’s right, title and interest in and to those certain items of personal and intangible property (including any warranty made by third parties in connection with the same and the right to sue on any claim for relief under such warranties) (the “Personal Property”) located at or held in connection with that certain real property located in the State of __________________________, as more particularly described on Schedule A attached hereto and made a part hereof.

Seller has not made and does not make any express or implied warranty or representation of any kind whatsoever with respect to the Personal Property, including, without limitation, with respect to title, merchantability of the Personal Property or its fitness for any particular purpose, the design or condition of the Personal Property; the quality or capacity of the Personal Property; workmanship or compliance of the Personal Property with the requirements of any law, rule, specification or contract pertaining thereto; patent infringement or latent defects. Buyer accepts the Personal Property on an “as is, where is” basis.

IN WITNESS WHEREOF, Seller has caused this instrument to be executed and delivered as of this ___ day of _______, 2011

SELLER:

By:

Name:

Title:

D-1

SCHEDULE A

TO BILL OF SALE

(Add legal description of Real Property]

D-2

EXHIBIT E

FORM OF ASSIGNMENT OF CONTRACTS,
PERMITS, LICENSES AND WARRANTIES

THIS ASSIGNMENT, made as of the ___ day of ________, 2011 by _________________, a __________________________ (“Assignor”), to _____________________________, a __________________________________________(“Assignee”).

WITNESSETH:

WHEREAS, by Agreement of Purchase and Sale (the “Purchase Agreement”) dated as of ________, 2010, between Assignor and Assignee, Assignee has agreed to purchase from Assignor as of the date hereof, and Assignor has agreed to sell to Assignee, that certain property located at ________________________ (the “Property”); and

WHEREAS, Assignor desires to assign to Assignee as of the date hereof all of Assignor’s right, title and interest in contracts, permits, trademarks, licenses and warranties held by Assignor in connection with the Property, including without limitation any and all guaranties of leases relating to the Property (collectively, the “Contracts”).

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Assignor hereby assigns, sets over and transfers unto Assignee to have and to hold from and after the date hereof all of the right, title and interest of Assignor in, to and under the Contracts. Assignor agrees without additional consideration to execute and deliver to Assignee any and all additional forms of assignment and other instruments and documents that may be reasonably necessary or desirable to transfer or evidence the transfer to Assignee of any of Assignor's right, title and interest to any of the Contracts.

This Assignment shall be governed by the laws of the State of _____________, applicable to agreements made and to be performed entirely within said State.

IN WITNESS WHEREOF, Assignor has duly executed this Assignment as of the date first above written.

ASSIGNOR:

a

By:
Name:
Title:

E-1

EXHIBIT F

FAMILY DOLLAR ESTOPPEL CERTIFICATE

To:	American Realty Capital II, LLC a Delaware limited liability company ______________________________________ ______________________________________
Re:	Lease Agreement dated _______________, by and between FD DEVELOPMENT OF ___________________, an Alabama limited liability company as Landlord, and ___________________________, Tenant, for premises situated at ________________________________________________________ - Family Dollar Store #__________

Gentlemen:

The undersigned does hereby confirm to the best of its knowledge as of the date hereof, the following. Reference is made to the Lease Agreement, the terms of which are incorporated herein.

1.      The Tenant has accepted possession of the demised premises and is currently in full and complete possession.

2.      Tenant has no purchase option under the Lease Agreement or otherwise giving any right or option to purchase the real property and/or improvements, or a part thereof, on which the demised premises are located.

3.       No fixed rent has been prepaid.

4.       No security deposit has been paid by Tenant.

5.      Fixed minimum rent payable under the Lease Agreement is $_____________ per month. Rent will commence in accordance with the obligations described in the lease.

6.      No claims of offset with respect to rent payable under the terms of the Lease Agreement are presently being asserted by Tenant. As of this date, Tenant is not aware of any defaults by Landlord.

7.      The present terms of the Lease Agreement expires on _______________, unless sooner terminated in accordance with the terms of the Lease Agreement. The Lease Agreement provides _____ (___) successive extensions for a period of five (5) years each subject to Tenant’s right to cancel the Lease Agreement prior to the commencement of each such five-year extension.

8.      The Lease Agreement has not been amended other than as set forth above and is in full force and effect.

9.      There are no actions, whether voluntary or otherwise, pending against Tenant under the bankruptcy laws of the United States or any state thereof.

This the _____ day of December, 2011.

FAMILY DOLLAR, INC.
a North Carolina corporation

By:

EXHIBIT G

GUARANTOR ESTOPPEL CERTIFICATE

The undersigned hereby certifies to American Realty Capital II, LLC and ARC 001, LLC (“Buyer”), ___________________ (“Lender”) and their respective successors and assigns as follows:

1.          The undersigned (“Guarantor”) is the guarantor of that certain [Lease Agreement] dated as of _____________ __, ____, as amended by [insert amendments] ([collectively,] the “Lease”) by and between ________________________ (“Landlord”) and __________________________ (“Tenant”), pursuant to which Tenant leases from Landlord the land and building located at _______________________________, as more particularly described in the Lease (the “Premises”). Such guaranty is made pursuant to that certain Guarantee dated as of ________ __, ____ (the “Guaranty”) from Guarantor to Landlord.

2.          The Guaranty has not been modified, changed, altered, supplemented or amended in any respect, nor have any provisions thereof been waived.

3.          The Guaranty is valid and in full force and effect on the date hereof.

4.           No voluntary actions or, to Guarantor’s best knowledge, involuntary actions are pending against Guarantor under the bankruptcy laws of the United States or any state thereof.

5.          This Certificate is delivered to induce Buyer to acquire the Premises and Lender to provide financing in connection with such acquisition, with the understanding that Buyer and Lender shall rely upon the truth of the matters set forth in this Certificate.

The undersigned is duly authorized to execute this Certificate on behalf of Guarantor.

Dated: ____________, 2011

GUARANTOR:

, a

By:
Name:
Title:

EXHIBIT H

FORM OF NOTICE TO TENANT

TO: [Tenant]

Re: Notice of Change of Ownership of ______________________________

Ladies and Gentlemen:

YOU ARE HEREBY NOTIFIED AS FOLLOWS:

That as of the date hereof, the undersigned has transferred, sold, assigned, and conveyed all of its right, title and interest in and to the above-described property, (the “Property”) to [INSERT NAME OF BUYER] (the “New Owner”) and assigned to New Owner, all of the undersigned’s right, title and interest under that certain Lease, dated _________, between ________as tenant and ____________as landlord (the “Lease”), together with any security deposits or letters of credit held thereunder.

Accordingly, New Owner is the landlord under the Lease and future notices and correspondence with respect to your leased premises at the Property should be made to the New Owner at the following address:

You will receive a separate notification from New Owner regarding the new address for the payment of rent. In addition, to the extent required by the Lease, please amend all insurance policies you are required to maintain pursuant to the Lease to name New Owner as an additional insured thereunder and promptly provide New Owner with evidence thereof.

Very truly yours,
[PRIOR LANDLORD)

By:
Name:
Title:

 EXHIBIT I

EXHIBIT J

LETTER OF WARRANTY

___________ __, 2011

[name of Landlord]

[name of Tenant]

Re: ____________________________, Store No. (the “Project”)

____________ (“Contractor”) hereby guarantees to _____________, its successors and assigns (“Landlord”) all work performed by it or any subcontractor on the Project to be structurally sound, constructed in accordance with applicable law, the plans prepared by ______________ (the “Architect”) and the [identify any tenant specifications] (the “Tenant Specifications”) and that all materials and equipment furnished by it or any subcontractor and work performed by it or any subcontractor on the Project shall be free from defects in materials and workmanship (collectively, the “Work”) for the greater of (a) one year after the date ________________ (“Tenant”) accepts possession of the Project (the “Warranty Commencement Date") (except that such warranties shall survive for the first three (3) years after the Warranty Commencement Date as to defective conditions (including without limitation, conditions which do not comply with the Tenant Specifications or applicable law) which could not be discovered by Landlord or Tenant in the exercise of reasonable care within one (1) year after the Warranty Commencement Date) or (b) any time periods set forth in the Tenant Specifications, and that there shall be no structural movement resulting from the failure of Contractor causing damage to any portion of any structure on the Project. All subcontractors’ guaranties and any warranties therein specified shall be underwritten by Contractor who shall obtain and deliver the same to Landlord before the Work will be deemed finished and accepted. Contractor's warranties as set forth in this contract shall be assignable to Tenant, any other tenant of the project, as applicable and/or any successor Landlord of the Project. If any such damage should occur during any guaranty period, or if there shall be any defect in the work, Contractor will make all necessary repairs, in the judgment of Architect, to the work without further costs to Landlord, and shall promptly reimburse Landlord for consequential damages, if any, suffered as a result of the defect or the settling or structural movement. If such repairs are not completed within seven (7) days following notification to the Contractor of the need for repairs, or, in the event of an emergency, 24 hours following such notification, or, if additional time is requested by Contractor, within such reasonable time as is allowed by Architect, Landlord shall have the right to have the repair work done by another reputable contractor to be chosen by Landlord and Contractor promptly shall reimburse Landlord for the full cost thereof, plus interest at the rate of fifteen percent (15%) per annum upon billing. The provisions of this Letter of Warranty shall survive the completion of the Work.

[NAME OF CONTRACTOR]

By:
Name:
Title:

Exhibit K

Survey Requirements

MINIMUM STANDARD DETAIL REQUIREMENTS FOR

ALTA/ACSM LAND TITLE SURVEYS

(Effective February 23, 2011)

1.          Purpose - Members of the American Land Title Association (ALTA) have specific needs, unique to title insurance matters, when asked to insure title to land without exception as to the many matters which might be discoverable from survey and inspection, and which are not evidenced by the public records.

For a survey of real property, and the plat, map or record of such survey, to be acceptable to a title insurance company for the purpose of insuring title to said real property free and clear of survey matters (except those matters disclosed by the survey and indicated on the plat or map), certain specific and pertinent information must be presented for the distinct and clear understanding between the insured, the client (if different from the insured), the title insurance company (insurer), the lender, and the surveyor professionally responsible for the survey.

In order to meet such needs, clients, insurers, insureds, and lenders are entitled to rely on surveyors to conduct surveys and prepare associated plats or maps that are of a professional quality and appropriately uniform, complete and accurate. To that end, and in the interests of the general public, the surveying profession, title insurers and abstracters, the ALTA and the National Society of Professional Surveyors, Inc. (NSPS) jointly promulgate the within details and criteria setting forth a minimum standard of performance for ALTA/ACSM Land Title Surveys. A complete 2011 ALTA/ACSM Land Title Survey includes the on-site fieldwork required under Section 5 herein, the preparation of a plat or map showing the results of the fieldwork and its relationship to record documents as required under Section 6 herein, any information in Table A herein that may have been negotiated with the client, and the certification outlined in Section 7 herein.

2.          Request for Survey - The client shall request the survey or arrange for the survey to be requested, and shall provide a written authorization to proceed from the person or entity responsible for paying for the survey. Unless specifically authorized in writing by the insurer, the insurer shall not be responsible for any costs associated with the preparation of the survey. The request shall specify that an "ALTA/ACSM LAND TITLE SURVEY" is required and which of the optional items listed in Table A herein, if any, are to be incorporated. Certain properties, including, but not limited to, marinas, campgrounds, trailer parks and leased areas, may present issues outside those normally encountered on an ALTA/ACSM Land Title Survey. The scope of work related to such properties should be discussed with the client, lender and insurer, and agreed upon in writing prior to requesting the survey. The client may need to secure permission for the surveyor to enter upon the property to be surveyed, adjoining properties, or offsite easements.

3.          Surveying Standards and Standards of Care

A.    Effective Date - The 2011 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys are effective February 23, 2011. As of that date, all previous versions of the Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys are superseded by these standards.

B.   Other Requirements and Standards of Practice - Some Federal agencies, many states and some local jurisdictions have adopted statutes, administrative rules and/or ordinances that set out standards regulating the practice of surveying within their jurisdictions. In addition to the standards set forth herein, surveyors shall also conduct their surveys in accordance with all applicable jurisdictional requirements and standards of practice. Where conflicts between the standards set forth herein and any such jurisdictional requirements and standards of practice occur, the more stringent shall apply.

C.    The Normal Standard of Care - Surveyors should recognize that there may be unwritten local, state, and/or regional standards of care defined by the practice of the ‘prudent surveyor’ in those locales.

D.    Boundary Resolution - The boundary lines and corners of any property being surveyed as part of an ALTA/ACSM Land Title Survey shall be established and/or retraced in accordance with appropriate boundary law principles governed by the set of facts and evidence found in the course of performing the research and survey.

E.    Measurement Standards - The following measurement standards address Relative Positional Precision for the monuments or witnesses marking the corners of the surveyed property.

i.     “Relative Positional Precision” means the length of the semi-major axis, expressed in feet or meters, of the error ellipse representing the uncertainty due to random errors in measurements in the location of the monument, or witness, marking any corner of the surveyed property relative to the monument, or witness, marking any other corner of the surveyed property at the 95 percent confidence level (two standard deviations). Relative Positional Precision is estimated by the results of a correctly weighted least squares adjustment of the survey.

ii.    Any boundary lines and corners established or retraced may have uncertainties in location resulting from (1) the availability, condition, history and integrity of reference or controlling monuments, (2) ambiguities in the record descriptions or plats of the surveyed property or its adjoiners, (3) occupation or possession lines as they may differ from the written title lines, and (4) Relative Positional Precision. Of these four sources of uncertainty, only Relative Positional Precision is controllable, although due to the inherent errors in any measurement, it cannot be eliminated. The magnitude of the first three uncertainties can be projected based on evidence; Relative Positional Precision is estimated using statistical means (see Section 3.E.i. above and Section 3.E.v. below).

iii.   The first three of these sources of uncertainty must be weighed as part of the evidence in the determination of where, in the surveyor’s opinion, the boundary lines and corners of the surveyed property should be located (see Section 3.D. above). Relative Positional Precision is a measure of how precisely the surveyor is able to monument and report those positions; it is not a substitute for the application of proper boundary law principles. A boundary corner or line may have a small Relative Positional Precision because the survey measurements were precise, yet still be in the wrong position (i.e. inaccurate) if it was established or retraced using faulty or improper application of boundary law principles.

iv.    For any measurement technology or procedure used on an ALTA/ACSM Land Title Survey, the surveyor shall (1) use appropriately trained personnel, (2) compensate for systematic errors, including those associated with instrument calibration, and (3) use appropriate error propagation and measurement design theory (selecting the proper instruments, geometric layouts, and field and computational procedures) to control random errors such that the maximum allowable Relative Positional Precision outlined in Section 3.E.v. below is not exceeded.

v.     The maximum allowable Relative Positional Precision for an ALTA/ACSM Land Title Survey is 2 cm (0.07 feet) plus 50 parts per million (based on the direct distance between the two corners being tested). It is recognized that in certain circumstances, the size or configuration of the surveyed property, or the relief, vegetation or improvements on the surveyed property will result in survey measurements for which the maximum allowable Relative Positional Precision may be exceeded. If the maximum allowable Relative Positional Precision is exceeded, the surveyor shall note the reason as explained in Section 6.B.ix below.

4.          Records Research - It is recognized that for the performance of an ALTA/ACSM Land Title Survey, the surveyor will be provided with appropriate data which can be relied upon in the preparation of the survey. The request for an ALTA/ACSM Land Title Survey shall set forth the current record description of the property to be surveyed or, in the case of an original survey, the current record description of the parent parcel that contains the property to be surveyed. Complete copies of the most recent title commitment, the current record description of the property to be surveyed (or, in the case of an original survey, the parent parcel), the current record descriptions of adjoiners, any record easements benefiting the property, the record easements or servitudes and covenants burdening the property (all hereinafter referred to collectively as "Record Documents"), documents of record referred to in the Record Documents, documents necessary to ascertain, if possible, the junior/senior relationship pursuant to Section 6.B.vii. below, and any other documents containing desired appropriate information affecting the property being surveyed, and to which the ALTA/ACSM Land Title Survey shall make reference, shall be provided to the surveyor for use in conducting the survey. Reference is made to Section 3.B. above.

5.          Field Work - The Survey shall be performed on the ground (except as otherwise negotiated pursuant to Table A, Item 15 below, if selected by the client), and the field work shall include the following:

A.    Monuments

i.     The location and description of any monuments or lines that control the boundaries of the surveyed property.

ii.    The location, size and type of any monuments found (or set, if Table A, Item 1 is requested by the client, or if otherwise required – see Section 3.B. above) on the boundary of the surveyed property.

B.    Rights of Way and Access

i.     The distance from the appropriate corner or corners of the surveyed property to the nearest right of way line, if the surveyed property does not abut a right of way.

ii.    The name of any street, highway or other public or private way abutting the surveyed property, and the width and location of the travelled way relative to the nearest boundary line of the surveyed property.

iii.   Visible evidence of physical access (such as, but not limited to, curb cuts and driveways) to any abutting streets, highways or other public ways.

iv.    The location and character of vehicular, pedestrian or other forms of access by other than the apparent occupants of the surveyed property to or across the surveyed property, including, but not limited to driveways, alleys, private roads, sidewalks and footpaths observed in the process of conducting the survey.

v.     Without expressing a legal opinion as to ownership or nature, the location and extent of any potentially encroaching driveways, alleys, and other ways of access from adjoining properties onto the surveyed property observed in the process of conducting the survey.

vi.    Where documentation of the width or location of any abutting street, road or highway right of way was not disclosed in Record Documents provided to the surveyor or was not otherwise available from the controlling jurisdiction (see Section 6.C.iv. below), the evidence and location of parcel corners recovered which might indicate the width or location of such right of way lines.

vii.   Evidence of access to and from waters adjoining the surveyed property, such as paths, boat slips, launches, piers and docks observed in the process of conducting the survey.

C.    Lines of Possession, and Improvements along the Boundaries

i.     The character and location of evidence of possession or occupation along the perimeter of the surveyed property, both by the occupants of the surveyed property and by adjoiners, observed in the process of conducting the survey.

ii.    The character and location of all walls, buildings, fences, and other improvements within five feet of each side of the boundary lines, observed in the process of conducting the survey.

iii.   Without expressing a legal opinion as to the ownership or nature of the potential encroachment, the evidence, location and extent of potentially encroaching structural appurtenances and projections observed in the process of conducting the survey, such as fire escapes, bay windows, windows and doors that open out, flue pipes, stoops, eaves, cornices, areaways, steps, trim, etc., by or onto adjoining property, or onto rights of way, easements or setback lines disclosed in Record Documents provided to the surveyor.

D.    Buildings

Based on the normal standard of care, the location of all buildings on the surveyed property shown perpendicular to the nearest perimeter boundary line(s) and expressed to the appropriate degree of precision.

E.    Easements and Servitudes

i.     Evidence of any easements or servitudes burdening the surveyed property, disclosed in the Record Documents provided to the surveyor and observed in the process of conducting the survey.

ii.    Evidence of easements or servitudes not disclosed in the Record Documents provided to the surveyor, but observed in the process of conducting the survey, such as those created by roads; rights of way; water courses; ditches; drains; telephone, fiber optic lines, or electric lines; water, sewer, oil or gas pipelines on or across the surveyed property and on adjoining properties if they appear to affect the surveyed property.

iii.   Surface indications of underground easements or servitudes on or across the surveyed property observed in the process of conducting the survey.

iv.   Evidence of use of the surveyed property by other than the apparent occupants observed in the process of conducting the survey.

F.    Cemeteries

As accurately as the evidence permits, the location of cemeteries, gravesites, and burial grounds (i) disclosed in the Record Documents provided to the surveyor, or (ii) observed in the process of conducting the survey.

G.    Water Features

i.     The location of springs, together with the location of ponds, lakes, streams, and rivers bordering on or running through the surveyed property, observed during the process of conducting the survey. See Table A, Item 19 for wetlands locations.

ii.     The location of any water boundary on the surveyed property. The attribute(s) of the water feature located (e.g. top of bank, edge of water, high water mark, etc.) should be congruent with the boundary as described in the record description or, in the case of an original survey, in the new description. (See Section 6.B.vi. below).

6.          Plat or Map - A plat or map of an ALTA/ACSM Land Title Survey shall show the following information. Where dimensioning is appropriate, dimensions shall be in accordance with the appropriate standard of care.

A.    The evidence and locations gathered during the field work as outlined in Section 5 above.

B.    Boundary, Descriptions, Dimensions and Closures

i.     The current record description of the surveyed property, and any new description of the surveyed property that was prepared in conjunction with the survey, including a statement explaining why the new description was prepared. Preparation of a new description should be avoided unless deemed necessary or appropriate by the surveyor and insurer. Preparation of a new description should also generally be avoided when the record description is a lot or block in a platted, recorded subdivision.

ii.    The location and description of any monuments, lines or other evidence that control the boundaries of the surveyed property or that were otherwise relied upon in establishing or retracing the boundaries of the surveyed property, and the relationship of that evidence to the surveyed boundary. In some cases, this will require notes on the plat or map.

iii.   All distances and directions identified in the record description of the surveyed property (and in the new description, if one was prepared). Where a measured or calculated dimension differs from the record by an amount deemed significant by the surveyor, such dimension shall be shown in addition to, and differentiated from, the corresponding record dimension.

iv.   The directional, distance and curve data necessary to compute a mathematical closure of the surveyed boundary. A note if the record description does not mathematically close. The basis of bearings and, when it differs from the record basis, the difference.

v.     The remainder of any recorded lot or existing parcel, when the surveyed property is composed of only a portion of such lot or parcel, shall be graphically depicted. Such remainder does not need to be included as part of the actual survey, except to the extent necessary to locate the lines and corners of the surveyed property, and it need not be fully dimensioned or drawn at the same scale as the surveyed property.

vi.    When the surveyed property includes a water boundary, a note on the face of the plat or map noting the date the boundary was measured, which attribute(s) of the water feature was/were located, and the caveat that the boundary is subject to change due to natural causes and that it may or may not represent the actual location of the limit of title. When the surveyor is aware of natural or artificial realignments or changes in such boundaries, the extent of those changes and facts shall be shown or explained.

vii.  The relationship of the boundaries of the surveyed property (i.e. contiguity, gaps, or overlaps) with its adjoiners, where ascertainable from Record Documents and/or from field evidence gathered during the process of conducting the survey of the property being surveyed. If the surveyed property is composed of multiple parcels, the extent of any gaps or overlaps between those parcels shall be identified. Where gaps or overlaps are identified, the surveyor shall, prior to preparation of the final plat or map, disclose this to the insurer and client for determination of a course of action concerning junior/senior rights.

viii. When, in the opinion of the surveyor, the results of the survey differ significantly from the record, or if a fundamental decision related to the boundary resolution is not clearly reflected on the plat or map, the surveyor shall explain this information with notes on the face of the plat or map.

ix.    A note on the face of the plat or map explaining the site conditions that resulted in a Relative Positional Precision that exceeds the maximum allowed under Section 3.E.v. of these standards.

x.     A note on the face of the plat or map identifying the title commitment/policy number, effective date and name of the insurer for any title work provided to the surveyor.

C.    Easements, Servitudes, Rights of Way, Access and Record Documents

i.     The width and recording information of all plottable rights of way, easements and servitudes burdening and benefitting the property surveyed, as evidenced by Record Documents which have been provided to the surveyor.

ii.     A note regarding any right of way, easement or servitude evidenced by a Record Document which has been provided to the surveyor (a) the location of which cannot be determined from the record document, or (b) of which there was no observed evidence at the time of the survey, or (c) that is a blanket easement, or (d) that is not on, or does not touch, the surveyed property, or (e) that limits access to an otherwise abutting right of way, or (f) in cases where the surveyed property is composed of multiple parcels, which of such parcels the various rights of way, easements, and servitudes cross.

iii.   A note if no physical access to a public way was observed in the process of conducting the survey.

iv.    The width of abutting rights of way and the source of such information (a) where available from the controlling jurisdiction or (b) where disclosed in Record Documents provided to the surveyor.

v.     The identifying titles of all recorded plats, filed maps, right of way maps, or similar documents which the survey represents, wholly or in part, with their recording or filing data.

vi.    For non-platted adjoining land, names and recording data identifying adjoining owners according to current public records. For platted adjoining land, the recording data of the subdivision plat.

vii.   Platted setback or building restriction lines which appear on recorded subdivision plats or which were disclosed in Record Documents provided to the surveyor.

D.    Presentation

i.     The plat or map shall be drawn on a sheet of not less than 8 ½ by 11 inches in size at a legible, standard engineering scale, with that scale clearly indicated in words or numbers and with a graphic scale. When recordation or filing of a plat or map is required by law, such plat or map shall be produced in recordable form. The boundary of the surveyed property drawn in a manner that distinguishes it from other lines on the plat or map. A north arrow (with north to the top of the drawing when practicable), a legend of symbols and abbreviations, and a vicinity map showing the property in reference to nearby highway(s) or major street intersection(s).

ii.     Supplementary or detail diagrams when necessary.

iii.    If there are no visible buildings on the surveyed property, a note stating “No buildings existing on the surveyed property” shall appear on the face on the survey.

iv.    The surveyor’s project number (if any), and the name, registration or license number, signature, seal, street address, telephone number, and email address of the surveyor who performed the survey. The date(s) of any revisions made by said surveyor.

v.     Sheet numbers where the plat or map is composed of more than one sheet.

vi.    The caption “ALTA/ACSM Land Title Survey.”

7.           Certification - The plat or map of an ALTA/ACSM Land Title Survey shall bear only the following certification, unaltered, except as may be required pursuant to Section 3.B. above:

To (name of insured, if known), (name of lender, if known), (name of insurer, if known), (names of others as negotiated with the client):

This is to certify that this map or plat and the survey on which it is based were made in accordance with the 2011 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys, jointly established and adopted by ALTA and NSPS, and includes Items ____ of Table A thereof. The field work was completed on ___________.

Date of Plat or Map:_____ (Surveyor’s signature, printed name and seal with Registration/License Number)

8.          Deliverables - The surveyor shall furnish copies of the plat or map of survey to the insurer and client, and as otherwise negotiated with the client. Hard copies shall be on durable and dimensionally stable material of a quality standard acceptable to the insurer. Digital copies of the plat or map may be provided in addition to, or in lieu of, hard copies in accordance with the terms of the contract. When required by law or requested by the client, the plat or map shall be produced in recordable form and recorded or filed in the appropriate office or with the appropriate agency.

LEGAL DISCLAIMER

Fidelity Due Diligence Services (FDDS) is a “service provider” for Fidelity National Title Group (FNTG) and is a dba of American Surveying and Mapping, Inc. (ASM).  ASM is an independent contractor that is not owned by FNTG nor an agent. FNTG is not responsible and does not make warranties or guarantees regarding the products or services offered by the service provider. FNTG is not a land surveying, zoning or engineering company. FNTG consist of Fidelity National Title Insurance Company, Chicago Title Insurance Company, Ticor Title Insurance, Commonwealth Land Title Insurance Corporation, Lawyers Title Insurance Corporation, Security Union Title Insurance Company and Alamo Title Insurance Company and all respective trade marks, services marks and logos belonging to FNTG are with FNTG’s express permission.

TABLE A

OPTIONAL SURVEY RESPONSIBILITIES AND SPECIFICATIONS

NOTE: The items of Table A must be negotiated between the surveyor and client. It may be necessary for the surveyor to qualify or expand upon the description of these items (e.g., in reference to Item 6(b), there may be a need for an interpretation of a restriction). The surveyor cannot make a certification on the basis of an interpretation or opinion of another party. Notwithstanding Table A Items 5 and 11(b), if an engineering design survey is desired as part of an ALTA/ACSM Land Title Survey, such services should be negotiated under Table A, item 23.

If checked, the following optional items are to be included in the ALTA/ACSM LAND TITLE SURVEY, except as otherwise qualified (see note above):

1.		__X__Monuments placed (or a reference monument or witness to the corner) at all major corners of the boundary of the property, unless already marked or referenced by existing monuments or witnesses. . This item is subject to local jurisdictions that have specific requirements for setting monuments such as California and Washington. The settings of monuments in these states may require a plat submittal review and approval process, which would require additional negotiations.

2.	__X__	Address(es) if disclosed in Record Documents, or observed while conducting the survey.

3.		__X__Flood zone classification (with proper annotation based on federal Flood Insurance Rate Maps or the state or local equivalent) depicted by scaled map location and graphic plotting only.

4.		__X__Gross land area (and other areas if specified by the client).

5.		_____ Vertical relief with the source of information (e.g. ground survey or aerial map), contour interval, datum, and originating benchmark identified.

6.		__X__ (a) Current zoning classification, as provided by the insurer, or as obtained by surveyor from contacting the local county or municipality. A note referencing the source of the information shall be included.

	__X__	(b) Current zoning classification and building setback requirements, height and floor space area restrictions as set forth in that classification, as provided by the insurer. If none, so state. Or a note referencing the source of the information shall be included.

7.	__X__	(a) Exterior dimensions of all buildings at ground level.

(b) Square footage of:

__X__ (1) exterior footprint of all buildings at ground level.

_____ (2) other areas as specified by the client.

	__X__	(c) Measured height of all buildings above grade at a location specified by the client. If no location is specified, the point of measurement shall be identified.

8.	__X__	Substantial features observed in the process of conducting the survey (in addition to the improvements and features required under Section 5 above) such as parking lots, billboards, signs, swimming pools, landscaped areas, etc.

9.	__X__	Striping, number and type (e.g. handicapped, motorcycle, regular, etc.) of parking spaces in parking areas, lots and structures.

10.	__X__	(a) Determination of the relationship and location of certain division or party walls designated by the client with respect to adjoining properties (client to obtain necessary permissions).

	_____	(b) Determination of whether certain walls designated by the client are plumb (client to obtain necessary permissions).

11.		Location of utilities (representative examples of which are listed below) existing on or serving the surveyed property as determined by:

	__X__	(a) Observed evidence.

_____ (b) Observed evidence together with evidence from plans obtained from utility companies or provided by client, and markings by utility companies and other appropriate sources (with reference as to the source of information).
• Railroad tracks, spurs and sidings;
• Manholes, catch basins, valve vaults and other surface indications of subterranean uses;
• Wires and cables (including their function, if readily identifiable) crossing the surveyed property, and all poles on or within ten feet of the surveyed property. Without expressing a legal opinion as to the ownership or nature of the potential encroachment, the dimensions of all encroaching utility pole crossmembers or overhangs; and
• utility company installations on the surveyed property.

Note - With regard to Table A, item 11(b), source information from plans and markings will be combined with observed evidence of utilities to develop a view of those underground utilities. However, lacking excavation, the exact location of underground features cannot be accurately, completely and reliably depicted. Where additional or more detailed information is required, the client is advised that excavation may be necessary.

12.	__X__	Governmental Agency survey-related requirements as specified by the client, such as for HUD surveys, and surveys for leases on Bureau of Land Management managed lands.

13.	__X__	Names of adjoining owners of platted lands according to current public records.

14.	__X__	Distance to the nearest intersecting street as specified by the client.

15.	_____	Rectified orthophotography, photogrammetric mapping, airborne/mobile laser scanning and other similar products, tools or technologies as the basis for the showing the location of certain features (excluding boundaries) where ground measurements are not otherwise necessary to locate those features to an appropriate and acceptable accuracy relative to a nearby boundary. The surveyor shall (a) discuss the ramifications of such methodologies (e.g. the potential precision and completeness of the data gathered thereby) with the insurer, lender and client prior to the performance of the survey and, (b) place a note on the face of the survey explaining the source, date, precision and other relevant qualifications of any such data.

16.	__X__	Observed evidence of current earth moving work, building construction or building additions.

17.	__X__	Proposed changes in street right of way lines, if information is available from the controlling jurisdiction. Observed evidence of recent street or sidewalk construction or repairs.

18.	__X__	Observed evidence of site use as a solid waste dump, sump or sanitary landfill.

19.	_____	Location of wetland areas as delineated by appropriate authorities.

20.	_____	(a) Locate improvements within any offsite easements or servitudes benefitting the surveyed property that are disclosed in the Record Documents provided to the surveyor and that are observed in the process of conducting the survey (client to obtain necessary permissions).

	_____	(b) Monuments placed (or a reference monument or witness to the corner) at all major corners of any offsite easements or servitudes benefitting the surveyed property and disclosed in Record Documents provided to the surveyor (client to obtain necessary permissions).

21.	__X__	Professional Liability Insurance policy obtained by the surveyor in the minimum amount of $1,000,000.00 to be in effect throughout the contract term. Certificate of Insurance to be furnished upon request.

22.	__X__	Current zoning classification and building setback requirements, height and floor space area restrictions as set forth in that classification.

23.	_____

Adopted by the Board of Governors, American Land Title Association, on October 13, 2010.

American Land Title Association, 1828 L St., N.W., Suite 705, Washington, D.C. 20036.

Adopted by the Board of Directors, National Society of Professional Surveyors, on November 15, 2010.

National Society of Professional Surveyors, Inc., a member organization of the American Congress on Surveying and Mapping, 6 Montgomery Village Avenue, Suite 403, Gaithersburg, MD 20879